Exhibit 99.1

News Release

For Immediate Release

Contact: Jim Holding, 814-728-7670 jholding@nwbcorp.com

Northwest to Acquire Evans Capital Management, Inc.

(WARREN, PA November 27, 2013) Northwest Savings Bank has signed a definitive agreement to acquire Evans Capital Management, Inc. (ECM), an Erie, Pennsylvania based financial advisory firm that manages or administers over $240 million in assets. The transaction is expected to close on January 1, 2014.

After that date, ECM will continue to operate under the management of its founder, Jeffrey W. Evans and current Partners Arthur A. Laneve and Steven T. Erhartic as a wholly-owned subsidiary of Northwest Savings Bank from its current location at 4740 Peach Street in Erie. The company’s ten staff members will continue to serve their clients in western Pennsylvania as they have in the past. Mr. Evans stated: “We are pleased to affiliate with Northwest Savings Bank. We look forward to introducing new bank services to our valued clients and to helping to expand the bank’s wealth management and financial planning activities throughout its footprint.”

Speaking for Northwest, Gregory C. LaRocca, Executive Vice President stated, “We are extremely pleased to be able to partner with ECM and its staff. This combination will bring the expanded services of a larger organization to ECM’s customers and it will significantly enhance Northwest’s wealth management activities in western Pennsylvania.” Upon completion of the transaction Northwest will hold nearly $2 billion in assets under management or administration.

Founded in 1983, Evans Capital Management specializes in comprehensive financial planning services for individuals, profit sharing and 401(k) plans, trusts, estates, charitable organizations and small business. The firm serves all of Northwestern Pennsylvania and has an extensive list of individual, business, non-profit and public clients.

Northwest has also agreed to acquire Employee Benefit Resources (EBR), an employee benefits and consulting insurance firm owned by Mr. Evans and his son, Jeffrey G. Evans.  The EBR staff will become employees of Northwest Insurance Services and remain in place to serve EBR’s existing customers.

Northwest Savings Bank is a full-service financial institution founded in 1896. It offers a complete line of business and personal banking products, employee benefits and wealth management services, as well as the fulfillment of business and personal insurance needs. Northwest operates 166 community banking offices in Pennsylvania, New York, Ohio and Maryland and 50 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company. The common stock of the bank’s parent company, Northwest Bancshares, Inc., is listed on the NASDAQ Global Select Market under the symbol, “NWBI.” Additional information regarding Northwest Bancshares, Inc. can be accessed on-line at www.northwestsavingsbank.com.

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